Pitney Bowes Credit Corporation - Form 10-Q
Three Months Ended March 31, 1995
Page 16 of 17




                                        Exhibit (i)
                   Computation of Ratio of Earnings to Fixed Charges
                   -------------------------------------------------


(Dollars in thousands)


                                               Three Months Ended
                                                    March 31,
                                              --------------------
                                                 1995         1994
                                              -------      -------
    Income before income taxes . . . . . .   $ 52,465     $ 50,537
                                              -------      -------
    Fixed charges:
     Interest on debt  . . . . . . . . . .     48,549       33,324
     1/3 rental expense  . . . . . . . . .        392          347
                                              -------      -------
     Total fixed charges . . . . . . . . .     48,941       33,671
                                              -------      -------
    Total  . . . . . . . . . . . . . . . .   $101,406     $ 84,208
                                              =======      =======

    Ratio of earnings to fixed
      charges (1). . . . . . . . . . . . .      2.07X        2.50X
                                              =======      =======



(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.